U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2010

American Capital Agency Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34057	26-1701984
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On November 8, 2010, American Capital Agency Corp. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. Under the terms of the Sales Agreement, the Company may offer and sell up to 15,000,000 shares of its common stock, par value $0.01 per share (the “Shares”) from time to time through Cantor Fitzgerald & Co., acting as agent and/or principal.

Sales of the Shares, if any, may be made in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NASDAQ Global Select Market, on any other existing trading market for the Shares or to or through a market maker. Under the Sales Agreement, Cantor Fitzgerald & Co. will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares as directed by the Company. The compensation payable to Cantor Fitzgerald & Co. for sales of Shares pursuant to the Sales Agreement will be up to 2% of the gross sales price per share for any Shares sold under the Sales Agreement.

The Shares will be issued pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-170374), as amended, including the related prospectus dated November 4, 2010, and the prospectus supplement dated November 8, 2010, as the same may be amended or supplemented.

The foregoing descriptions of the Sales Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the exhibit filed with this Current Report on Form 8-K or the registration statement filed with the Securities and Exchange Commission, as applicable.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Sales Agreement, dated as of November 8, 2010, by and among American Capital Agency Corp., American Capital Agency Management, LLC and Cantor Fitzgerald & Co.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL AGENCY CORP.

Dated: November 9, 2010	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President and Secretary